Exhibit 99.1

Red Robin Gourmet Burgers, Inc. Reports Results for the Fiscal Second Quarter Ended July 12, 2020
Greenwood Village, CO – August 11, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended July 12, 2020.
Second Quarter 2020 Financial Summary Compared to Second Quarter 2019
•Total revenues were $161.1 million, a decrease of 47.7%, primarily resulting from our operational shift in response to COVID-19, including limited occupant capacity as we reopen dining rooms, operating an off-premise only model at our restaurants with closed dining rooms, and closed restaurants;
•Comparable restaurant revenue decreased 41.4%;
•Comparable average Guest check decreased 2.9%, resulting from a 5.7% decrease from menu mix, partially offset by a 2.2% increase in pricing and a 0.6% increase from lower discounting;
•Comparable restaurant Guest counts decreased 38.5%;
•Off-premise sales increased 208.7% and comprised 63.8% of total food and beverage sales;
•GAAP loss per diluted share was $4.09 compared to GAAP earnings per diluted share of $0.08;
•Adjusted loss per diluted share was $3.31 compared to adjusted earnings per diluted share of $1.03 (see Schedule I);
•Net loss was $56.3 million compared to net income of $1.0 million; and
•Adjusted EBITDA was a loss of $15.3 million compared to adjusted EBITDA of $25.5 million (see Schedule III).
Paul J.B. Murphy III, Red Robin's President and Chief Executive Officer, said, “We are accelerating the transformation of our business through exceptional hospitality and uncompromising health and safety standards, despite the challenges created by the recent surge in COVID-19 cases and localized, renewed mandates to re-close dining rooms. In addition to generating sequential improvement in average weekly net sales per restaurant over the last five weeks, our record-high dine-in and off-premise satisfaction scores validate our consistent, quality execution as we build trust and affinity within our communities.”
Murphy continued, “Having strengthened our liquidity through our recent equity raise of almost $30 million, we are managing our business prudently while continuing to progress the foundational pillars in our previously articulated strategic plan to create long-term value for our shareholders. This plan includes executing our TGX hospitality model, implementing Donatos® Pizza in our restaurants, and improving our digital experience to drive increased Guest engagement and frequency.”
Second Quarter 2020 Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 47.7% to $161.1 million in the second quarter of 2020, from $308.0 million in the second quarter of 2019. Restaurant revenue decreased $142.3 million due to a $112.8 million decrease in comparable restaurant revenue(1) and a $29.5 million decrease primarily from closed restaurants. The decrease in comparable restaurant revenue was driven by restaurants operating at no higher than 50% occupant capacity for dining rooms that have reopened during the quarter or off-premise only for restaurants with closed dining rooms.
System-wide restaurant revenue (which includes franchised restaurants) for the second quarter of 2020 totaled $200.4 million, compared to $366.4 million for the second quarter of 2019. Due to the effects of COVID-19 on Red Robin's franchise operations, we temporarily abated franchise royalty payments and advertising contributions effective March 20, 2020. During the latter half of our second fiscal quarter, however, we resumed charging and collecting partial royalty payments and advertising contributions from our franchisees. Abated royalty payments and advertising contributions will not be collected by the Company.
Comparable restaurant revenue(1) decreased 41.4% in the second quarter of 2020 compared to the same period a year ago, driven by a 38.5% decrease in Guest count and a 2.9% decrease in average Guest check. The decrease in Guest count was primarily driven by a 36.2% decrease from the COVID-19 pandemic. The decrease in average Guest check resulted from a 5.7% decrease in menu mix, partially offset by a 2.2% increase in pricing and a 0.6% increase from lower discounting. The decrease in menu mix was primarily driven by limited dining room capacity at re-opened restaurants and operating off-premise only at restaurants with closed dining rooms, resulting in lower sales of beverages and Finest burgers.
Net loss was $56.3 million for the second quarter of 2020 compared to net income of $1.0 million for the same period a year ago. Adjusted net loss (a non-GAAP financial measure) was $45.5 million for the second quarter of 2020 compared to adjusted net income of $13.4 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit as a percentage of restaurant revenue (a non-GAAP financial measure) was 2.0% in the second quarter of 2020 compared to 18.2% in the same period a year ago. Cost of sales as a percentage of restaurant revenue increased 30 basis points resulting from an increase in ground beef prices, partially offset by discounts and lower waste. Restaurant labor costs as a percentage of restaurant revenue increased 400 basis points primarily due to sales deleverage and higher hourly wage and benefit rates driven by shifting labor mix in support of our off-premise operating model, partially offset by lower restaurant manager incentive compensation. Other restaurant operating costs as a percentage of restaurant revenue increased 730 basis points primarily due to an increase in third-party delivery fees driven by higher off-premise sales volumes and sales deleverage impacts on restaurant supply, utility, and technology costs, partially offset by a decrease in restaurant maintenance costs. Occupancy costs as a percentage of restaurant revenue increased 460 basis points primarily due to sales deleverage impacts on rent expense and other real estate costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, the most directly comparable GAAP metrics.

(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Restaurant Revenue Performance

	Q2 2020	Q2 2019
Average weekly sales per unit:
Company-owned – Total	$32,287	$52,907
Company-owned – Comparable(1)	32,277	54,932
Franchised units – Comparable(1)	$34,582	$58,573
Total operating weeks:
Company-owned units	4,960	5,716
Franchised units	1,116	1,075
—–———–———–———–———–———–——–———–————–————–
(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.
Other Results
Depreciation and amortization costs decreased to $20.6 million in the second quarter of 2020 from $21.4 million in the second quarter of 2019.
General and administrative costs were $14.1 million, or 8.8% of total revenues, in the second quarter of 2020, compared to $21.8 million, or 7.1% of total revenues, in the same period a year ago. The decrease was primarily driven by a decrease in Team Member salaries and wages from the reduction in force and temporary salary reductions and a decrease in Team Member benefits, travel and entertainment, and professional services costs.
Selling expenses were $5.6 million, or 3.4% of total revenues, in the second quarter of 2020, compared to $13.4 million, or 4.4% of total revenues, during the same period a year ago. The decrease was primarily driven by a reduction in national and local media spend and gift card related costs.
Other charges in the second quarter of 2020 included $7.6 million of restaurant closure and refranchising costs, $5.3 million of restaurant asset impairment, $1.0 million of board and stockholder matters costs, and $0.7 million of COVID-19 related costs related to the purchase of personal protective equipment for our Team Members and Guests and emergency sick pay provided to restaurant Team Members during the pandemic.
The Company had an effective tax rate of 7.0% in the second quarter of 2020, compared to an effective tax benefit of 106.5% in the same period a year ago. The effective tax rate for the twenty-eight weeks ended July 12, 2020 was 7.7%, compared to a 110.9% benefit for the same period in 2019. The increase in tax expense is primarily due to a decrease in current year tax credits and the recognition of a valuation allowance on the Company's tax credit deferred tax asset, partially offset by a decrease in income and a favorable rate impact of net operating loss carrybacks allowed as part of the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, which could generate projected cash tax refunds in the range of $14 million to $17 million within the next 12 months.
Loss per diluted share for the second quarter of 2020 was $4.09 compared to earnings per diluted share of $0.08 in the second quarter of 2019. Excluding costs per diluted share included in Other charges of $0.41 for restaurant closure and refranchising costs, $0.28 for restaurant asset impairment, $0.05 for board and stockholder matters costs, and $0.04 for COVID-19 related costs, adjusted loss per diluted share for the second quarter ended July 12, 2020 was $3.31. Excluding costs per diluted share included in Other charges of $0.80 for restaurant asset impairment, $0.07 for board and stockholder matters costs, $0.05 for restaurant closure and refranchising costs, $0.02 for severance and executive transition, and $0.01 for executive retention, adjusted earnings per diluted share for the second quarter ended July 14, 2019 was $1.03. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Portfolio
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 12, 2020	July 14, 2019	July 12, 2020	July 14, 2019
Company-owned:
Beginning of period	452	483	454	484
Opened during the period	—	—	—	—
Closed during the period(2)	(2)	(11)	(4)	(12)
End of period	450	472	450	472
Franchised:
Beginning of period	102	89	102	89
Opened during the period	—	1	—	1
Closed during the period	—	—	—	—
End of period	102	90	102	90
Total number of restaurants	552	562	552	562
—–———–———–———–———–———–——–———–————–————–
(2) In addition to the permanent closures during the twelve and twenty-eight weeks ended July 12, 2020, 35 Company-owned restaurants remained temporarily closed due to the COVID-19 pandemic.

Balance Sheet and Liquidity
As of July 12, 2020, the Company had total debt of $207.5 million, of which $9.7 million was classified as current. The Company made net repayments of $83.4 million on its credit facility during the second quarter of 2020. As of July 12, 2020, the Company had outstanding borrowings under its credit facility of $206.6 million, in addition to amounts issued under letters of credit of $7.5 million. Amounts issued under letters of credit reduce the amount available under the credit facility but are not recorded as debt. As of July 12, 2020, the Company had approximately $107.2 million in total liquidity including cash and cash equivalents and available borrowing capacity under our revolving line of credit. The average cash burn rate for the second quarter of 2020 was approximately $1 million per week.
On January 10, 2020, the Company replaced its credit facility with a new five-year Amended and Restated Credit Agreement (the "Credit Agreement") which provides for a $161.5 million revolving line of credit and a $138.5 million term loan for a total borrowing capacity of $300 million. The Credit Agreement is included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on January 13, 2020.
On May 29, 2020, the Company entered into the First Amendment to the Credit Agreement and Waiver (the "Amendment") that waived compliance of the lease adjusted leverage ratio financial covenant and fixed charge coverage ratio financial covenant for the first and second quarters of 2020, and it waives compliance for the remainder of fiscal 2020 and sets forth adjusted covenant ratios for fiscal year 2021 provided the Company issued new equity (or convertible debt) generating net cash proceeds of at least $25 million on or before November 13, 2020. The equity issuance requirement of the Amendment was satisfied on June 17, 2020 when the Company issued 2.6 million shares of common stock raising proceeds of $28.7 million, net of stock issuance costs, through its at-the-market equity offering. The Amendment was filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on May 29, 2020.
As of August 9, 2020, the Company had more than $103 million in total liquidity, including cash and cash equivalents and available borrowing capacity under our revolving line of credit. We currently expect an average cash burn of approximately $2 million per week for the third fiscal quarter, including the impact of increased occupancy payments compared to the second quarter.
COVID-19 Business Update
Since the release of our first quarter earnings, net comparable restaurant revenue and average net sales per company-owned restaurant through the week ended August 9, 2020 is as follows:

	Week ended
Company-owned Restaurants(5)	14-Jun	21-Jun	28-Jun	5-Jul	12-Jul	19-Jul	26-Jul	2-Aug	9-Aug
Weekly Net Comparable Restaurant Revenues	(35.5)%	(27.4)%	(30.4)%	(33.9)%	(33.9)%	(35.9)%	(34.3)%	(35.4)%	(32.8)%
Average Net Sales per Restaurant	$38,259	$40,596	$38,471	$33,938	$34,731	$35,164	$36,783	$37,239	$38,031
# of Comparable Company-operated Restaurants(3)	413	413	413	413	413	413	412	412	412
—–———–———–———–———–———–——–———–————–————–
(3) Comparable restaurants are those Company-owned restaurants that have operated five full quarters as of the fiscal week presented. Restaurant count shown is as of the end of the fiscal week presented.
Restaurants with Open Indoor Dining Rooms
As of August 9, 2020, the Company has re-opened 346 indoor dining rooms with limited capacity, representing approximately 84% of currently open Company-owned restaurants. Notably, these restaurants have on average maintained off-premise sales that are approximately 40% of sales mix after re-opening dining rooms. As dining rooms have re-opened, the Company has continued to focus on the mutual health and safety of our Guests and Team Members. In addition to the health and safety measures implemented in the first quarter of 2020, we recently began expanding outdoor seating beyond restaurant patios where possible, piloting partitions between tables in our dining rooms, requiring Guests to wear face coverings in all locations, while entering, exiting, and walking around the restaurant, and providing face masks to Guests who arrive at our restaurants without one.
The Company has been required to re-close dining rooms since the release of our first quarter earnings at numerous Company-owned restaurants, including 53 indoor dining rooms in California due to a state mandate in early July, from the effects of increased COVID-19 cases in certain states and localities. Since these closures in early July, our average weekly net sales per restaurant has increased through the week ended August 9, 2020 even as these indoor dining rooms have remained closed.
Net comparable restaurant revenue and average net sales per Company-owned restaurant with re-opened indoor dining rooms through the week ended August 9, 2020 is as follows:

	Week ended
Re-opened Company-owned Restaurant Indoor Dining Rooms(5)	14-Jun	21-Jun	28-Jun	5-Jul	12-Jul	19-Jul	26-Jul	2-Aug	9-Aug
Weekly Net Comparable Restaurant Revenues	(27.0)%	(22.4)%	(26.3)%	(29.7)%	(28.4)%	(30.5)%	(29.5)%	(30.4)%	(27.9)%
Average Net Sales per Restaurant	$42,271	$44,134	$40,834	$35,592	$36,845	$37,380	$38,393	$39,058	$39,808
# of Comparable Company-operated Restaurants(4)	336	359	385	328	336	349	350	348	346
—–———–———–———–———–———–——–———–————–————–
(4) Net sales performance for Company-owned restaurants with re-opened indoor dining rooms for full fiscal week presented. Restaurant count shown is as of the end of the fiscal week presented.
(5) Net comparable restaurant revenues and average net sales per restaurant for weeks ending after July 12, 2020 are preliminary amounts.

Outlook for 2020 and Guidance Policy
In light of the ongoing uncertainty regarding the duration and impact of the COVID-19 pandemic, the Company withdrew its 2020 and long-term financial outlook on April 1, 2020.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its second quarter 2020 results today at 5:00 pm. ET. The conference call can be accessed live over the phone by dialing (201) 689-8560. A replay will be available from approximately two hours after the end of the call and can be accessed by dialing (412) 317-6671; the conference ID is 13707308. The replay will be available through Tuesday, August 18, 2020.
The call will be webcast live and later archived from the Company's website at www.redrobin.com under the investor relations section.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. At Red Robin, burgers are more than just something Guests eat; they're a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers and cocktails. It's now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering. There are more than 550 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company's strategic plan and transformation of our business, future performance, Guest satisfaction scores, preliminary results including comparable restaurant revenue and average net sales per restaurant, average cash burn rate, expectations for enterprise level positive cash flow and timing thereof, increased occupancy payments, anticipated rollout of Donatos®, and statements under the heading “COVID-19 Business Update”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "will," or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the extent of the impact of the COVID-19 global pandemic or any other epidemic, disease outbreak, or public health emergency, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our Team Members, economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; the amount of cash tax refund received as a result of the CARES Act; the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company restaurants; changes in unemployment rate; the ability to achieve significant cost savings; the Company's ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors, and other parties in light of the impact of the COVID-19 pandemic; the economic health of the Company's landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors, and other third parties providing goods or services to the Company; the Company's ability to continue to increase sales; the impact of political protests and curfews imposed by state and local governments; the effectiveness of the Company's marketing strategies and promotions and menu changes; the cost and availability of key food products, distribution, labor, and energy; the effectiveness of the Company's strategic initiatives including service model and technology solutions; the cost and availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company's Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Danielle Paleafico, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 12, 2020	July 14, 2019	July 12, 2020	July 14, 2019
Revenues:
Restaurant revenue	$160,144	$302,418	$461,578	$702,902
Franchise royalties, fees and other revenue	978	5,563	5,609	14,945
Total revenues	161,122	307,981	467,187	717,847

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	38,780	72,387	109,206	166,102
Labor	62,742	106,538	181,308	249,432
Other operating	34,663	43,000	86,954	98,565
Occupancy	20,758	25,458	54,415	60,478
Depreciation and amortization	20,560	21,369	48,880	49,807
General and administrative	14,141	21,791	40,864	51,881
Selling	5,556	13,443	20,335	31,469
Pre-opening costs and acquisition costs	3	—	156	319
Other charges	14,501	16,847	133,880	19,245
Total costs and expenses	211,704	320,833	675,998	727,298

Loss from operations	(50,582)	(12,852)	(208,811)	(9,451)

Other expense:
Interest expense, net and other	1,979	2,153	5,349	5,391

Loss before income taxes	(52,561)	(15,005)	(214,160)	(14,842)
Income tax provision (benefit)	3,700	(15,986)	16,399	(16,462)
Net (loss) income	$(56,261)	$981	$(230,559)	$1,620
(Loss) earnings per share:
Basic	$(4.09)	$0.08	$(17.38)	$0.12
Diluted	$(4.09)	$0.08	$(17.38)	$0.12
Weighted average shares outstanding:
Basic	13,741	12,970	13,262	12,969
Diluted	13,741	13,043	13,262	13,047

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	July 12, 2020	December 29, 2019
Assets:
Current Assets:
Cash and cash equivalents	$26,138	$30,045
Accounts receivable, net	8,989	22,372
Inventories	24,983	26,424
Prepaid expenses and other current assets	46,817	26,646
Total current assets	106,927	105,487
Property and equipment, net	461,350	518,013
Right of use assets, net	415,900	426,248
Goodwill	—	96,397
Intangible assets, net	26,537	29,975
Other assets, net	19,931	61,460
Total assets	$1,030,645	$1,237,580

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$19,906	$33,040
Accrued payroll and payroll related liabilities	25,135	35,221
Unearned revenue	43,938	54,223
Current portion of lease obligations	62,068	42,699
Current portion of long-term debt	9,692	—
Accrued liabilities and other	44,250	29,403
Total current liabilities	204,989	194,586
Long-term debt	197,798	206,875
Long-term portion of lease obligations	455,288	465,435
Other non-current liabilities	14,479	10,164
Total liabilities	872,554	877,060

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 20,449 and 17,851 shares issued; 15,547 and 12,923 shares outstanding as of July 12, 2020 and December 29, 2019	20	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding as of July 12, 2020 and December 29, 2019	—	—
Treasury stock, 4,902 and 4,928 shares, at cost as of July 12, 2020 and December 29, 2019	(199,945)	(202,313)
Paid-in capital	240,812	213,922
Accumulated other comprehensive loss, net of tax	(5,503)	(4,373)
Retained earnings	122,707	353,266
Total stockholders’ equity	158,091	360,520
Total liabilities and stockholders’ equity	$1,030,645	$1,237,580

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this press release, the Company has provided non-GAAP measurements which present the twelve and twenty-eight weeks ended July 12, 2020, and July 14, 2019, net income and basic and diluted earnings per share, excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs, severance and executive transition costs, COVID-19 related costs, executive retention costs, and related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 12, 2020	July 14, 2019	July 12, 2020	July 14, 2019
Net (loss) income as reported	$(56,261)	$981	$(230,559)	$1,620
Goodwill impairment	—	—	95,414	—
Restaurant asset impairment	5,281	14,064	20,779	14,064
Restaurant closure and refranchising costs	7,602	1,001	9,008	1,305
Litigation contingencies	—	—	4,500	—
Board and stockholder matter costs	967	1,152	2,449	1,152
Severance and executive transition	—	370	881	2,364
COVID-19 related costs	651	—	849	—
Executive retention	—	260	—	360
Income tax expense	(3,770)	(4,380)	(34,809)	(5,004)
Adjusted net (loss) income	$(45,530)	$13,448	$(131,488)	$15,861

Basic (loss) earnings per share:
Net (loss) income as reported	$(4.09)	$0.08	$(17.38)	$0.12
Goodwill impairment	—	—	7.19	—
Restaurant asset impairment	0.38	1.08	1.57	1.08
Restaurant closure and refranchising costs	0.55	0.07	0.68	0.10
Litigation contingencies	—	—	0.34	—
Board and stockholder matter costs	0.07	0.09	0.18	0.09
Severance and executive transition	—	0.03	0.07	0.18
COVID-19 related costs	0.05	—	0.06	—
Executive retention	—	0.02	—	0.03
Income tax expense	(0.27)	(0.34)	(2.62)	(0.38)
Adjusted (loss) earnings per share - basic	$(3.31)	$1.03	$(9.91)	$1.22

Diluted (loss) earnings per share:
Net (loss) income as reported	$(4.09)	$0.08	$(17.38)	$0.12
Goodwill impairment	—	—	7.19	—
Restaurant asset impairment	0.38	1.08	1.57	1.08
Restaurant closure and refranchising costs	0.55	0.07	0.68	0.10
Litigation contingencies	—	—	0.34	—
Board and stockholder matter costs	0.07	0.09	0.18	0.09
Severance and executive transition	—	0.03	0.07	0.18
COVID-19 related costs	0.05	—	0.06	—
Executive retention	—	0.02	—	0.03
Income tax expense	(0.27)	(0.34)	(2.62)	(0.38)
Adjusted (loss) earnings per share - diluted	$(3.31)	$1.03	$(9.91)	$1.22

Weighted average shares outstanding
Basic	13,741	12,970	13,262	12,969
Diluted	13,741	13,043	13,262	13,047

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Loss
from Operations and Net (Loss) Income
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in the Company's industry. The table below sets forth certain unaudited information for the twelve and twenty-eight weeks ended July 12, 2020 and July 14, 2019, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Twenty-Eight Weeks Ended
	July 12, 2020		July 14, 2019		July 12, 2020		July 14, 2019
Restaurant revenues	$160,144	99.4%	$302,418	98.2%	$461,578	98.8%	$702,902	97.9%
Restaurant operating costs(1):
Cost of sales	38,780	24.2%	72,387	23.9%	109,206	23.7%	166,102	23.6%
Labor	62,742	39.2%	106,538	35.2%	181,308	39.3%	249,432	35.5%
Other operating	34,663	21.6%	43,000	14.3%	86,954	18.8%	98,565	14.0%
Occupancy	20,758	13.0%	25,458	8.4%	54,415	11.8%	60,478	8.6%
Restaurant-level operating profit	3,201	2.0%	55,035	18.2%	29,695	6.4%	128,325	18.3%

Add – Franchise royalties, fees and other revenue	978	0.6%	5,563	1.8%	5,609	1.2%	14,945	2.1%
Deduct – other operating:
Depreciation and amortization	20,560	12.8%	21,369	6.9%	48,880	10.5%	49,807	6.9%
General and administrative expenses	14,141	8.8%	21,791	7.1%	40,864	8.7%	51,881	7.2%
Selling	5,556	3.4%	13,443	4.4%	20,335	4.4%	31,469	4.4%
Pre-opening & acquisition costs	3	—%	—	—%	156	—%	319	—%
Other charges	14,501	9.0%	16,847	5.5%	133,880	28.7%	19,245	2.7%
Total other operating	54,761	34.0%	73,450	23.8%	244,115	52.3%	152,721	21.3%

Loss from operations	(50,582)	(31.4)%	(12,852)	(4.2)%	(208,811)	(44.7)%	(9,451)	(1.3)%

Interest expense, net and other	1,979	1.2%	2,153	0.7%	5,349	1.1%	5,391	0.8%
Income tax provision (benefit)	3,700	2.3%	(15,986)	(5.2)%	16,399	3.5%	(16,462)	(2.3)%
Total other	5,679	3.5%	(13,833)	(4.5)%	21,748	4.7%	(11,071)	(1.5)%

Net (loss) income	$(56,261)	(34.9)%	$981	0.3%	$(230,559)	(49.4)%	$1,620	0.2%
________________________________________
(1)Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net (loss) income before interest expense, benefit for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of its performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating its ongoing results of operations excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs, severance and executive transition costs, COVID-19 related costs, and executive retention costs. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income or cash flow from operations, as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies in its industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to the Company's performance based on its GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and the Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by excluded or unusual items. The Company has not provided a reconciliation of its adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net (loss) income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 12, 2020	July 14, 2019	July 12, 2020	July 14, 2019
Net (loss) income as reported	$(56,261)	$981	$(230,559)	$1,620
Interest expense, net	2,194	2,322	5,428	5,667
Income tax provision (benefit)	3,700	(15,986)	16,399	(16,462)
Depreciation and amortization	20,560	21,369	48,880	49,807
EBITDA	$(29,807)	$8,686	$(159,852)	$40,632

Goodwill impairment	$—	$—	$95,414	$—
Restaurant asset impairment	5,281	14,064	20,779	14,064
Restaurant closure and refranchising costs	7,602	1,001	9,008	1,305
Litigation contingencies	—	—	4,500	—
Board and stockholder matter costs	967	1,152	2,449	1,152
Severance and executive transition	—	370	881	2,364
COVID-19 related costs	651	—	849	—
Executive retention	—	260	—	360
Adjusted EBITDA	$(15,306)	$25,533	$(25,972)	$59,877